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On May 4, 2010, MCG Capital Corporation hosted its first quarter 2010 earnings conference call. The following is a transcript of the call:

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Operator:	Good day ladies and gentlemen, and welcome to the MCG Capital 2010 first quarter earnings conference call. At this time, all participants, are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touch-tone telephone. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, MCG Capital’s co-founder, president and chief executive officer Steven Tunney; and Steve Bacica, chief financial officer. You may begin.

Steven Tunney:	Good morning, everyone. Before we get started, I would like to have Tod Reichert, our chief compliance officer provide the necessary safe harbor disclosures. Tod.

Tod Reichert:	Thanks, Steve. Good morning, everyone. Before we begin we’d like to remind you that various statements that we may make during this morning’s call will include forward-looking statements as defined under applicable securities laws.

Management’s assumptions, expectations and opinions reflected in those statements are subject to risks and uncertainties and may cause actual results and/or performance of differ materially from any future results, performance or achievements discussed in or implied by such forward-looking statements. And the company can give no assurances they will prove to be correct. Those risks and uncertainties are described in the company’s earnings release and in its filings with the Securities and Exchange Commission.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Also during this call, management will be referring to a non-GAAP financial measure, DNOI. This measure is not prepared in accordance with U.S. generally accepted account principles. You can find a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measures and other related information in MCG’s first quarter 2010 earnings release and in the investor relations section of our Web site at www.mcgcapital.com under the heading financial information, non-GAAP financial measures.

With that, I’ll turn the call over to our president and CEO, Steve Tunney.

Steven Tunney:	Thank you, Tod, and again, welcome everyone. First, before we begin the call in earnest as many of you know an activist hedge fund has launched a proxy fight to unseat two of our directors. Their rhetoric has been inflammatory, includes a number of things that we do not believe to be true and does not recognize the tremendous accomplishments that the company has achieved over the last 16 months, or the 800 percent increase in our share price since the beginning of 2009.

However, the focus of this call is to update you on the results of the first quarter and on the significant progress we’ve made in executing on our strategic plan to increase our share price relative to our net asset value and delivering long-term value to all of our stockholders. We won’t be discussing or taking questions on this call about the proxy contest.

Hopefully, by now, you’ve had a chance to review our earnings release which was issued today. We are extremely pleased to announce that we will be paying a dividend of 11 cents per share based on the first quarter’s results. Further, we are encouraged that our portfolio has become increasingly stable over the past four quarters and that our net asset value has increased to $8.16 per share as of March 31, 2010.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

During the quarter, we have remained disciplined and focused on our strategy of monetizing low yielding investments, building liquidity, originating new investments and reducing our leverage. In that regard, we successfully monetized four additional portfolio investments during the first quarter totaling $26 million which were completed 102.8 percent of their most recently reported fair values.

Subsequent to quarter-end we also announced that JetBroadband Holdings LLC had signed a definitive agreement to sell all of its assets. This transaction is expected to close in August of 2010 with expected proceeds to MCG of $49.7 million. We also closed on three new deals totaling $29 million during the quarter and one new deal totaling $10 million after quarter end. We also paid down $23 million of outstanding debt obligations after year end, which when added to the $103.8 million of debt paid down under our SunTrust warehouse, unsecured revolver and our unsecured notes during 2009, brings our total debt paydowns to approximately $126.8 million in the last five quarters.

We also repurchased $8 million of our outstanding CLO debt securities at 55 percent of par resulting in a $3.6 million gain which will be recognized in the second quarter of 2010. And we also increased our asset coverage ratio to 222 percent as of quarter end and 224 percent as of April 29, 2010.

Since we began our monetization initiatives in July of 2008 we have completed or announced $335.7 million of investment monetizations, $324.1 million of which have been completed at 100.3 percent of their most recently reported fair values and one of which was completed at 42.3 percent of its most recently reported fair value.

We are also excited about being back in the origination business after a long hiatus. As I mentioned on our last call, we began calling on private equity firms and reinserting ourselves into the deal flow last November. As previously mentioned, by quarter end, we had funded three new deals totaling $29 million. We expect to gather momentum in the coming quarters and that our origination pacing will continue increase. In total, during the quarter, originations and advances were $40.7 million with $32.8 million in senior loans, $6.5 million in second lien loans, and $1.3 million in equity investments. The portfolio grew slightly from $986 million to $991 million as compared to the last quarter, as we experienced three loan payoffs, one equity sale during the quarter and had additional amortization and valuation adjustments.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

During the quarter we also renewed our SunTrust warehouse. This renewal extended the final legal maturity date on this facility to August 2012. We accomplished this renewal at our current interest rate of 250 basis points over the commercial paper rate. We believe this renewal reflects the confidence that our lenders have in our ongoing strategic plan and provides balance sheet flexibility and strengthens our liquidity profile as we have now no scheduled debt maturities until October of 2011. Our existing debt structure is set up to reduce our obligations over time as we monetize assets so that any bullet payment obligations are mitigated prior to the scheduled maturity dates. We continue to explore avenues to improve our capital efficiency.

Our primary focus is on the enhancement of long-term stockholder value, which we believe can best be accomplished by closing the gap between our stock price and our net asset value and decreasing our operating income to support the future growth of dividends. We firmly believe that we can accomplish this without accessing incremental equity or debt capital. As of April 29, 2010, we had $240 million of origination capacity to fund new investment opportunities. However, I would point out that we have asked our stockholders to approve a proposal which would give our board the authority to enable us to issue up to 15 percent of our outstanding common stock at a price below our net asset value.

If we are granted this approval any issuance, although net asset value requires a determination by our majority of our non-interested directors that such an equity raise was in the best interest of MCG and all of its stockholders and the price at which such stock is sold must closely approximately the market value of those shares.

While we do not intend to use this authority in the near term or at our current discount to net asset value, we think that during the course of the next year there may be attractive investment opportunities that would be accretive on a distributable net operating income basis and would be beneficial to all of our

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

stockholders. Further, by demonstrating an ability to access the equity capital markets, we believe that it would provide us with better access to the debt capital markets, which may lead to an upgrade in our corporate credit rating and improve capital efficiency.

Additionally, over the course of the last year, seven different business development companies have issued equity below net asset value. The average price to net asset value in those offerings was 0.83 times at the time of issuance. Currently, the average price to net asset value for these same seven companies is 1.18 times, an increase of 42 percent.

Now, if you may recall, last year our stockholders approved a proposal that gave us the authority, under appropriate circumstances to issue warrants, options or rights to subscribe to, convert to or purchase about the same number of shares of our common stock at below net asset value. The board and management of MCG did not believe that it was prudent to use this authority last year and we would expect to be equally careful in effecting any offering, if at all.

It is our belief that we can increase stockholder value by monetizing low yielding equity investments and re-deploying the proceeds of those monetizations, along with cash and restricted and securitization accounts into new yield-oriented investment opportunities that are expected to increase our operating income and will support the future growth of distributions to our stockholders. As we execute on this strategy we will remain focused on preserving our net asset value and enhancing the overall return profile on our investment capital. Also, we anticipate being able to improve our return on equity by generating more earnings from the low-yield equity and debt investments by improving their operating performance and through the expansion of valuation multiples as the economy continues to recover.

With respect to our portfolio, we were disappointed to have a small mark of $2.4 million or 0.2 percent of our fair value as of the prior quarter end. The $7.6 million mark we incurred on Jet Plastica this quarter was related to renewed volatility in resin prices and revenue losses tied to the abnormal weather we had on the east cost this past February.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Overall, we are pleased, however, that the portfolio has become increasingly stable over the last four quarters and we hope that as the recovery continues, we will see improved operating performance and valuation multiples that will allow the portfolio to increase. However, as I have stated before, we will not be immune to additional marks as we expect the recovery to affect some of our portfolio companies at a different rate than the economy as a whole.

The Gross Domestic Product is showing continuing economic recovery by increasing for the third consecutive quarter, with a 3.2 percent increase during the first quarter 2010. We expect that, as the recovery continues, operating performance at our portfolio companies will continue to improve and build value for our stockholders.

Further, with respect to our portfolio, we’ve seen continued declines in the revenue of portfolio companies of 5.6 percent on a TTM basis versus a 5.3 percent decline of TTM revenue last quarter. However, we believe that this trend will start to improve next quarter as TTM revenue was flat sequentially two quarters ago and up a modest 2.4 percent sequentially last quarter. Additionally, our portfolio companies have been able to aggressively reduce expenses and produce EBITDA growth of 8.8 percent on a TTM basis compared to a 4.9 percent TTM growth last quarter.

As we reflect back, in 2008, as the financial markets were in turmoil we undertook decisive measures to stabilize the company, preserve liquidity, strengthen our capital base and protect the long-term value of MCG for all of its stockholders. We had to make some difficult decisions. We cut our workforce by almost 40 percent, suspended our origination activity and the payment of dividends. But we made these hard choices with the singular goal of repositioning the company for the long run so that we could grow MCG and restore value to our stockholders.

To achieve these goals, in addition to the measures I just mentioned, we also:

• renegotiated our key borrowing agreements providing us with continued debt financing, repayment turns tied to future monetizations and relaxed covenants;

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

• monetized the portfolio investments with an emphasis on generating liquidity by focusing on junior debt and equity securities;

• cut general and administrative costs; and • reduced our leverage.

On December 31, 2008 our common stock was trading at 71 cents per share, or 8.2 percent of net asset value. By December 31, 2009 our common stock was trading at $4.32 per share, or 53.4 percent of net asset value, an increase of 508 percent. And by April 29, 2010 our common stock was trading at $6.84 per share or 84.9 percent of our December 31, 2009 net asset value, and a more than 800 percent increase from our stock price at December 31, 2008.

While we are pleased that the market has recognized our accomplishments over the past 16 months, we will not be satisfied until we close the gap between our stock price and our net asset value. We believe that we are well positioned to execute on our strategic plan, which includes the resumption of the payment of dividends to our stockholders. As we continue forward, our decisions regarding stockholder distributions will be based on a quarterly assessment of the statutorily required level of distributions, gains and losses recognized for tax purposes, portfolio transactional events, our liquidity, cash earnings and our asset coverage ratio.

For the first quarter, our distributable net operating income was 13 cents per share, our net operating income was 11 cents per share and our taxable income was 16 cents per share. Our unrestricted cash balances at quarter end were $54.6 million and our asset coverage ratio was 222 percent. After considering all of these factors, our board decided to set our distribution for the first quarter at 11 cents per share. We are very pleased to achieve this milestone and we look forward to focusing on those measures that we will believe will enable us to continue to build value for our stockholders by closing the valuation gap between our net asset value and our share price and generate earnings that will allow us to make distributions to our stockholders and eventually grow those distributions as we continue to execute on our strategic plan.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

With that, I will turn the call over to Steve Bacica, our chief financial officer for a financial overview of the quarter. Following Steve’s presentation, the two us will be available to address any questions you may have about our performance. Steve.

Steve Bacica:	Thanks, Steve. Good morning, everyone. For those who are listening on the webcast we have posted slides that you can refer to as I give the financial update. Moving to slide three quarterly update.

During the three months ended March 31, 2010 we reported net income of $6 million or eight cents of diluted share compared to a net loss of $50.9 million or 68 cents per diluted share during the three months ended March 31, 2009. The improvement we’ve seen in net income quarter-over-quarter was driven by the moderation of marks as our portfolio continues to stabilize and improve. Our net operating income during the three months ended March 31, 2010 was $8.4 million or 11 cents per diluted share, compared to 11.9 million or 16 cents per diluted share during the three months ended March 31, 2009.

The $6 million of net income reported for the three months ended March 31, 2010 resulted from net operating income of $8.4 million partially offset by net investment losses of $2.4 million during the quarter. The $3.5 million, or 29.4 percent decrease in net operating income during the three months ended March 31, 2010 from the three months ended March 31, 2009 was attributable primarily to a decrease in interest income resulting from lower average LIBOR, changes in the composition and the average balance of loans that are non-accrual status and a decline in average loan balances, partially offset by lower interest expense, as we’ve reduced our borrowing levels by $96 million comparing Q1 this year versus Q1 last year, and a $1.2 million reduction in G&A expenses.

On slide four, selected balance sheet data. You’ll see that we still have a well capitalized balance sheet with $623 million of total stockholders equity and just under $1.2 billion in total assets. Our debt to equity ratio was 0.86 to one at March 31, and we had $56 million in unrestricted cash as of April 29. Also, I wanted to point out that our debt to equity ratio after adjusting for cash, restricted cash and securitization cash was 0.69 to one as of March 31, 2010.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Our NAV per share has improved this quarter to $8.16 per share from $8.06 after stabilizing through 2009. Our BDC asset coverage ratio improved from 216 percent at the end of ’09 to 222 percent as of March 31. As of April 29, 2010 our BDC asset coverage ratio further increased to 224 percent which includes the impact of the dividend distribution declared on that day.

Moving on to slide five, selected operating data, you’ll see that across the board our results continue to improve on an EPS basis. When comparing the fourth quarter of ’09 to the first quarter of 2010 our valuation marks have shown improvement and have been less than one percent of the portfolio value for the last three quarters.

SG&A is at 3.6 percent of average invested assets on a current run rate basis and we expect that level to continue in the near term and decrease over the longer term as we begin to redeploy our cash with new originations.

Moving on to originations and pay downs on slide six you’ll see that we had originations of $41 million during the first quarter and $33 million in pay downs. The $41 million included about $29 million of investments in three new portfolio companies, about $5.6 million of advances to existing customers, and the remainder of the originations were from PIK and dividend accruals.

Of the $33 million in pay downs, about $13 million was related to the monetization of Velocity, $10 million was due to the monetization of BLI and three million was due to the monetization of Amerifit. Other reductions and pay downs were spread across the portfolio.

Moving on to slide seven, we are positioned to grow income and dividends. We have worked hard to place MCG into a strategic position to grow operating income which we expect to use to support current and future dividends. As we remain focused on investing in current yielding debt securities, we plan to make use of the $240 million of dry powder and potential borrowing capacity in our credit facilities as of April 29.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

MCG successfully completed 29 million of senior debt originations into three new portfolio companies in Q1 2010 and we expect to increase this trend into the future.

Moving on to gains and losses on slide eight, our net investment loss for Q1 was $2.4 million. The most significant valuation changes for the first quarter included a negative $7.6 million mark Jet Plastica and a negative $1.8 million for Active Brands. Conversely we had positive changes to valuation with a positive write up of $4.5 million for avenue broadband a $2.1 million mark up on Jenzabar. Overall on a portfolio level, negative marks continue to moderate this quarter.

In the case of Jet Plastica, the results were impacted by renewed volatility in resin prices and the unusually harsh winter we had on the east coast this past February. Overall, valuation has become increasingly stable for the last four quarters with the first quarter activity resulting in less than a one quarter percent markdown against the portfolio value. From an operational perspective, we will continue to be very proactive with our portfolio companies regarding operational and business objectives and performance in the current economic environment.

Going to slide nine which is debt obligation summary, we have outlined our current debt structure as of April 29. We recently renewed our SunTrust warehouse facility which extends the legal maturity date to August 2010 and our private placement agreements were amended in the fourth quarter of 2009. With these changes, we have no scheduled debt due until October 2011 beyond payments we will make to SunTrust and our private placement note holders when we monetize assets.

Additionally, during the second quarter, we repurchased for $4.4 million in a privately negotiated transaction at total of $8 million of outstanding debt securities under our 2006-1 securitization. In connection with this repurchase we expect to record a $3.6 million gain on the extinguishment of debt during the quarter ended June 30, 2010. To date, we have repurchased an aggregate of $30.6 million of our out standing debt securities under the 2001-6 commercial loan trust for a total of $10.5 million.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Our access to leverage opportunities and the cash included in our 2006-1 facility and it’s undrawn revolver create attractively priced debt capital as we move forward with our origination activities. We intend in the coming quarters to put the potential capacity we have available to us to work which totals $240 million as of April 29.

Slide 10 shows our portfolio distribution by asset class. Looking at our investment portfolio, as we move forward with origination activities you’ll see us make new debt investments rather than significant new equity positions.

On slide 11, overall our portfolio remains well diversified from industry concentration although our highest concentration is still our CLEC component of telecom at 17.1 percent driven by our investment in Broadview. We expect to focus on improving diversification with new originations and we do not intend to materially increase our weighting in telecom, cable or healthcare.

Moving on to the next slide, slide 12 which outlines our portfolio investment ratings, the portfolio investment ratings were stable in Q1. There was a minor decrease IR-1s due to payoffs which was partially offset by valuation changes and an increase in IR2s due to the new originations and a decrease in IR3s due to payoffs and valuation changes.

One other point to note on this slide relates to our non-accrual loan percentages. On a fair value basis we have seen an increase in non-accrual loans from 3.7 percent to 4.1 percent this quarter compared to Q4. Also on a cost basis our non-accrual percentage has increased to 12.9 percent in Q1 from 10.8 percent in Q4 2009. The key driver of the change was driven by the sub debt B portion of Jet Plastica going on non-accrual.

Moving to slide 13, in summary for the quarter, we are pleased by the increasing stabilization improvement of valuation marks in Q1. NAV has improved this quarter and was stable in the last three quarters. We were pleased to announce the repurchase of eight million of outstanding debt securities which will result in the $3.6 million gain. We successfully originated investments in three new portfolio companies. And we are very pleased to be reinstating our dividend at a level of 11 cents per share this quarter.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

And with that, I think we’ll open it up to questions.

Operator:	Thank you. If you have a question at this time, please press star then one on your touch-tone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key.

And our first question comes from Troy Ward of Stifel Nicolaus.

Troy Ward:	(inaudible) release that you had $10 million you’ve originated so far in the second quarter. Can you talk to us about what the pipeline looks like in your expectation for pace of deployment going forward?

Steven Tunney:	The pipeline has continued to build. We would expect significant quarter-over-quarter growth from Q2 to Q3 from an origination perspective and you know opportunities are building. So I would, you know, if you look through April we’ve been running at about a $10 million per month quarter from a closing perspective and we would expect to see that increase significantly.

Troy Ward:	Great. Could you give us some insight on to your three new investments that you made during the first quarter? What do they look like in terms of yield, leverage, covenants?

Steven Tunney:	Sure. From an overall basis, they’re all senior loans that closed during the quarter. And what I would say is relative to our historical originations there’s a much larger equity bed, i.e., anywhere from 50 to 67 percent equity beds in these companies. So they’re sub three leveraged loans. And pricing is a little over the board anywhere from six to 11 percent.

The low-end loan was done principally to manage all our assets and distribution of the assets in our CLO, whereas the other two had nice six and 850 basis point spreads. From an industry respect they’re all services or leisure type businesses that are very, very low advance rates.

Troy Ward:	And can you talk about the cause for the increase in compensation expense during the quarter? And what should that look like going forward?

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Steven Tunney:	The principle cause was tied to the recognition of bonus expense on the $5 tranche of the long-term incentive plan expense. As you may recall, last July we instituted a new restricted grant program that had both shares and dollars that were provided to key leadership at the company that had vesting provisions that started at $3 and it went all the way up to $8.

And we began working on this plan early last year when the stock was trading at $1. So what happened during the quarter as the stock price had run up, we vested into the $5 block of shares perhaps a little quicker than we otherwise expected to and that caused that expense to increase from the fourth quarter.

Troy Ward:	And how does that – assuming the stock price is just flat from here, is that a one-time expense and comp goes back down? Or is this a new run rate given where the stock is?

Steven Tunney:	I wouldn’t say it’s a run rate.

Steve Bacica:	Yes.

Steven Tunney:	There are levels that will be recognized if the stock stays above, six, seven and eight, but they’ll – from a run rate perspective it wouldn’t change.

Steve Bacica:	No.

Steven Tunney:	If we recognize the $6 block the expense in the fourth quarter – I mean the second quarter would be similar to the expense in the first quarter.

Steve Bacica:	Yes, it’s difficult for us to give guidance because of the variable – it has variable computation elements. And so under GAAP we basically have to run Monte Carlo simulation models, et cetera, and so it’s something that is driven by stock price activity which we can’t predict.

Steven Tunney:	But it’s not a run rate in the sense that once you have it, that’s all you’ve got with respect to that level of earning. And then you wouldn’t get anything additional for that $5 tranche but there is a $6 tranche, a $7 tranche and an $8 tranche.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Troy Ward:	And at each of those dollar marks is the expense the same or does it grow exponentially as it hits each of those levels?

Steven Tunney:	It’s …

Steve Bacica:	It goes up. It doesn’t grow exponentially.

Steven Tunney:	No.

Steve Bacica:	So it basically as your stock price goes up you’ll have a little bit of moving upward but it’s not an exponential…

Steven Tunney:	It doesn’t move much. And it’s fully disclosed in the filing that we did last July. So you can see the amount for each level.

Troy Ward:	And when is the determination of the price level when does that hit in the quarter? Is it based on the average?

Steven Tunney:	It’s based on the average for 20 days. And then basically two-thirds of the program vests when that occurs. And then one-third of the amount vests a year later as long as the employee is still employed by MCG a year later.

Troy Ward:	Great. Thank you guys.

Tod Reichert:	Sure, thing.

Operator:	Our next question comes from the line of Vernon Plack from BB&T Capital Markets.

Vernon Plack:	Thanks very much. I was looking for a little more color on your monetization strategy at this point. I know that if you look at the equity components in your portfolio, a big chunk is actually Avenue and Broadview.

And I know that you’ve talked about reducing that number from around 30 percent, perhaps lower, maybe even 20 percent, but I know that number has actually been hanging around 30 percent here for at least the last five quarters. So what are you thinking there other than potential run off?

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Steven Tunney:	Well, we have been monetizing and keeping in mind you know the portfolio shrunk over the last quarters. So the remainder that stays behind increases as a percentage. So we have shrunk the equity portfolio proportionate to the shrinkage in the portfolio.

I think as you point out, Avenue Broadband and Broadview are two big remaining pieces, but there’s also other names in there like Superior Industries and the like. I think accomplishing the JetBroadband transaction is a huge transaction for us. And it won’t be removed from the schedule of investments until that transaction closes in August. So that one will knock the number down I daresay probably two-and-a-half percent, three percent, when that transaction closes.

As far as Broadview we think that the current market conditions are improving so we’re always looking to try to be able to optimize there. And we think everything that’s going on in the market with respect to capital markets opening up and a few M&A deals getting done are broadening the opportunities for us to either get that asset earning at an equity level or monetizing that asset as we previously stated.

Avenue is an investment that we actually made in December of ’07. So we have been in the asset a little over two years. As you can see, during the quarter, we did have a bit of a write up on it. That one is performing pretty well. So that one’s meeting the criteria that it’s sort of carrying its weight from an earnings perspective. But as we get a little longer into the investment hold period that’s obviously one that you’ll want to transition out of as we get a little further down the road with it.

Vernon Plack:	OK. And in terms of perhaps capping your SBA facility a little bit more I would assume that will require pushing equity down to the SBIC?

Steven Tunney:	We have about $28 million of borrowing capacity inside of the SBIC before we have to do that. So we’ve prefunded the equity necessary to draw an additional $28 million.

And then beyond that, the way to think about is that we’ve got to infuse a $1 of equity for every $3 of investment balance. So if we originate a $9 million loan you would – after you do that $28 million you would put $3 million of equity in and then you’d be able to borrow $6 million from the SBIC.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

While talking about the SBIC I’d just like to point out there has been a significant reduction in the spread on the SBIC facility. The latest polling that was done this past March was done at a spread of like 42 basis points over the 10-year treasury. So you’ll perhaps recall that all of our average spread on our borrowings to date was over 200 basis points. But incremental borrowings right now are getting pooled around four, 4.2 percent.

Vernon Plack:	OK. So can I – I’m just looking at this and the additional capacity you may have to grow the capacity it would seem to be a good idea to push some of the cash that you have down into your SBIC so that you could leverage that, is that correct?

Steven Tunney:	Absolutely.

Vernon Plack:	Thank you very much.

Tod Reichert:	Sure thing, Vernon.

Operator:	Our next question comes from the line of David Chiaverini from BMO Capital Markets.

David Chiaverini:	(inaudible) average yield on the new investments was LIBOR plus $650. Was the LIBOR floor you know two percent, two-and-a-half percent on those new investments?

Steven Tunney:	Yes, between two and two-and-a-half on all of them.

David Chiaverini:	OK. And can you comment on what the average yield of the monetized assets was?

Steven Tunney:	I’ll have to dig that out but it would have been on our last schedule of investments but I don’t have that handy but we can dig that out and get back to you because it was disclosed on our December 31 schedule of investments.

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Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

David Chiaverini:	OK. I can follow up after on that. And generally, can you just give an update on the performance at Broadview?

Steven Tunney:	It continues to perform as expected. We’re actually seeing, you know, through the recession the company held up well in the sense that we were able to continue to grow EBITDA. And we have begun to see a turn with respect to improvements in churn rates, improvement in collection rates.

So you can see that the after effects of the recession are starting to unwind and we hopefully we’re going to be able to get back to growing value with Broadview as the economy continues to take hold.

David Chiaverini:	Great, thank you very much.

Operator:	Our next question comes from the line of Gregg Hillman from First Wilshire.

Gregg Hillman:	Hi, gentlemen.

Steven Tunney:	Hi, Gregg.

Gregg Hillman:	Hi. Hey could you talk about in the sales, the portfolio sales that you did have can you talk about the number of bidders you had on each property and whether there was a private equity buying it or a strategic buyer. And when – and in the case of private equities were they like a use it or lose it type situation?

Steven Tunney:	Well, in only one I think was a result of a sale and they did do an auction process and had multiple bidders and the company transacted. But really in the other two instances it was more of refinancing from other banks that they had multiple banks willing to provide capital to them cheaper than we were charging. And we were just paid off in the normal course.

Gregg Hillman:	OK. So a lot of the – so the sales you made were primarily debt pieces?

Steven Tunney:	Yes, this was all debt. And just to reemphasize back to perhaps Vernon’s question, our strategy right now isn’t on monetizing debt investments other than underperforming non-accrual oriented debt investments.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

So what you’re seeing in the monetization of these debt investments is more akin to just normal portfolio amortization and payoff activity. The only thing that we’re actively trying to monetize is low and non-yielding equity and low and non-yielding debt investments at this time because we’re in a growth mode.

Gregg Hillman:	OK. And the one that closed after the quarter you know the Jet – the cable one that was just a debt piece too?

Steven Tunney:	No. Actually, it’s both a mezzanine debt and an equity position of the company. We announced after quarter end but it’s expected to close in August. And when it closes we expect proceeds of $49.7 million for both our debt and equity position in that company.

Gregg Hillman:	OK. And just in terms of the marks I understand you know that one table on page eight, to what extent are you using private industry transactions you know to evaluate your company’s versus you know like public market you know multiples.

Steven Tunney:	Predominantly private which are much lower multiples than public market comps generally. So in the instance of most of our portfolio we look at a variety of methods. We look at public market comps. We look at private market comps. We look at M&A data and we look at discounted cash flow analysis.

And then we augment all of that with reviews by third party valuation firms to arrive at our values. And just to re-emphasize, since we’ve been monetizing investments over $330 million of monetizations have been done at our most recently reported fair value. And if you look back even two quarters it’s still at a comparable level at that as well.

Gregg Hillman:	And when you say most recently reported fair value that’s not necessarily what you paid for it. That was just the last time you valued it.

Steven Tunney:	Correct, but we do disclose in our 10-Q relative to cost and for all except that one TNR investment that we sort of hang out there as a distressed sale I believe we’re over 100 percent of our cost as well on a cumulative basis.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Gregg Hillman:	OK. Since you started this monetization program two years ago.

Steven Tunney:	Right, exactly.

Gregg Hillman:	OK. And just in terms of closing the value you know between net asset value and your stock market. So I guess one way to close the value would be, I guess, increased earnings in the company and the other way would be, I guess, increased multiples. And you think both are going to occur you know over the next couple of months to close the gap?

Steven Tunney:	Yes. I think our portfolio we should get valuation lift both from operating performance and multiple expansion as the recovery takes hold.

Now, if you’re talking about MCG as a whole you know our primary way to drive value is to improve our net operating income which allow us to grow the distributions over time and holding BDC valuation multiples constant would result in that valuation gap closing. Further, it would close quicker still if the all in required cost of equity capital for BDCs went down.

So if you look at the peer group as a whole they’re trading well inside of us from both a discounted dividend and a price to book multiple. So as we close that valuation multiple gap that is another way for us to complete the job of closing the gap.

Gregg Hillman:	OK. And just continuing on that point you know your rationale to sell stock below net asset value was – so basically you’re saying it’s in the interest of the shareholders because you’d be having such a great deal that would be accretive at the time.

Steven Tunney:	We would be looking that it would be accretive with respect to the use of proceeds. We wouldn’t do it if it didn’t create value on a distributable net operating income basis. And further, we think that, number one if you sell equity at – below discounted – below net asset value, if you look at the track record seven companies out there did it within the last year.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

And I do believe that there’s a difference of (spiral) and momentum of the company those that are issuing equity versus those that can’t issue equity. And you’re viewed in the different light both in the lending community and the equity community and you – if you can do it and you can do it (accretively) you will build value for shareholders which will result in an increased multiple over time.

And as I mentioned in my remarks the seven companies that did it issued at an average of 83 percent of their net asset value. And as of now they’re trading at 118 percent of net asset value even though they did a small issuance below NAV. That’s an increase of 42 percent. We further still unlike others you know most BDCs have the authority from their stockholders to issue below net asset value.

We are seeking the authority, much like others, but we’ve chosen to cap the amount that we could sell at the low end of the range. You see generally a range of approval running from a low of 15 percent to a high of unlimited and we’ve chosen to opt to the lower end of the spectrum because we’re not interested in dilution of NAV in a material way for our shareholders.

Gregg Hillman:	OK. But would it change the debt level of your company, if you issued equity would it make more risky because – would you use it pay down debt? Or would you just use it to (inaudible)?

Steven Tunney:	No. I would say that the most likely use of proceeds in the hypothetical equity issuance would be take that equity and drop it into our SBIC and lever it two times inside of the SBIC and you know if you raised $40 million worth of capital or whatever – take $30 million of capital you would be able to deploy $90 million worth of assets in the BDC at two to one leverage. And you’re borrowing money at four percent that has a 10 year maturity.

Gregg Hillman:	OK. So anyways that’s the plan. OK. Thank you.

Steven Tunney:	That’s the hypothetical. If we get to a level where number one we get the approval from our shareholders to do it. And we get to a stock price where we think it’s justified. We wouldn’t be doing it at our current net asset value discount.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Gregg Hillman:	And then at what level would you do it? So basically you try to issue equity at – like you can issue it at 15 percent below but you said you like to issue equity at maybe like five percent below or something like that.

Steven Tunney:	What we would do is take into account the situation at the time. Keep in mind this is to seek authority some time during the next year. We don’t – we think that we have plenty of proceeds to deploy in the near term.

We have $240 million worth of capital that we have to deploy before we’re you know really giving strong consideration to raising equity. We could do it but it’s not on my radar to do it or do it at these levels. It’s just having the authority to do it some time over the course of the next year as long as our independent directors and our board make a determination that it makes sense for the company and for all of MCG shareholders.

Gregg Hillman:	And then also in just terms of buying back your stock, I mean how does that figure into the picture of closing the gap?

Steven Tunney:	At these levels not as much as when it did when we were trading at 50 cents on the dollar.

Gregg Hillman:	OK. And you are limited to buy back your stock anyways.

Steven Tunney:	Correct. But we did buyback debt at 55 percent of par and that, I think, that was a real smart trade that built value for MCG. And as I said in the opening remarks that will result in a $3.6 million gain that we’ll recognize in the second quarter.

Gregg Hillman:	OK. Thank you.

Tod Reichert:	Thanks, Gregg.

Operator:	Our next question comes from the line of Rick Fearon from Accretive Capital.

Rick Fearon:	Hi, good morning, guys.

Steven Tunney:	Hi, Rick.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Rick Fearon:	Can you – Steven, can you – I guess I have a couple of questions about the portfolio first. What would you expect Jet Plastica to look like a year from now? And do you think they’ll be able to pass through some of these resin price increases to customers you know so perhaps their valuation improves and now that the harsher winter is behind the company?

Steven Tunney:	Yes. Our expectation is that it’s almost think of it as like a wave. And if you may recall back in 2008 something similar happened where we took a valuation mark tied to the resin and we had a decrease in EBITDA and then eventually under our contracts, we have the capability of passing it through to our shareholders – not our shareholders but our customers at Jet Plastica but it trails by a quarter or two.

And so we’ll get a downstream lift to our results as we re-price up. So our expectation is as we get deeper in the year there will be some level of recovery of that as they’re able to push through. But you can never get back the sales that didn’t happen. So the stuff that happened in February is just going to be in our results, our trailing results until a year goes by and then that flesh out of the results as well.

Rick Fearon:	Understood. And this is a valuation primarily based on two (TTM) EBITDA rather than some sort of normalized you know hey we had an unusual winter. You actually (inaudible)?

Steven Tunney:	There is some normalization in the amount but it’s been impacted by these events because you discount things based on that.

Rick Fearon:	OK. And you mentioned that Broadview EBITDA grew through the recession and that churn is now improving. Roughly, what are you seeing in the market as the trading multiple of EBITDA for CLECs currently?

Steven Tunney:	It’s moving up and we look at a whole basket of CLECs out there that drive our valuation multiples. But if you look over the course of the last year, they’ve improved quite a bit. And a good proxy for improving valuation trend would be Broadview’s debt. If you look over the course of the last year Broadview’s debt has traded up from 44 cents on the dollar to I think the last trade was at 98 or 99.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Rick Fearon:	OK. Have you seen any recent trades of CLECs you know entire companies and what of those multiples of EBITDA been?

Steven Tunney:	I don’t think many of them have been publicly disclosed but the (Nuvox) transaction was done and that was (Wind Stream). And then the (Simco) transaction that was sold to Comcast my understanding was a very high multiple. And I would say that Broadview would trade in between those two book ends.

Rick Fearon:	OK. North of seven kind of thing?

Steven Tunney:	No. I wouldn’t say that but I’d say that you know as you look at multiples in the space they have been improving quite dramatically over the course of last year. And we are encouraged by all of the new entrants into the market. I think it gives us additional choices with respect to exits there. And further, the improvement in the capital markets opens up the opportunity for additional M&A for the space.

Rick Fearon:	OK. So I guess with that, do you foresee any opportunity to monetize this one in the next let’s call it 12 months?

Steven Tunney:	It’s – I think we have historically talked about it in terms of 12 to 24 months but it’s top of mind obviously because there’s a lot of capital locked up in that deal that it’s presently not carrying its weight with respect to our return on equity.

Rick Fearon:	OK. And MCG contractually still has the right to the – PIK accruals. You’re just not accounting for them on your books?

Steven Tunney:	Correct.

Rick Fearon:	OK. So you’re basically next in line after the debt?

Steven Tunney:	Correct.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Rick Fearon:	OK. On another topic you mentioned you know one of the reasons you’re considering raising equity below NAV in the future is because you think you know there might be some investment opportunities that would be accretive. Are you referring to additional opportunities to buyback your own debt? Or is that sort of a one-off deal that you just struck? I mean that was extraordinary?

Or are there other sort of similarly opportunistic investments within your existing portfolio? Or is this – or is it really all about you know potential new investments and using the SBIC leverage that you mentioned?

Steven Tunney:	I think it’s all three of the above.

Rick Fearon:	OK. Because the concept of just raising this money to go out and lever it you know two to one you know effectively puts a portion of your company at greater risk. And you know what the company’s been doing successfully is reducing its debt and that’s been commendable.

You know you’ve got a much cleaner balance sheet, a much safer business.

Steven Tunney:	Correct. But the opportunity with the SBIC is pretty safe debt. Just to frame it for you the only risk to MCG for the SBIC debt is the equity capital that we’ve committed to the SBIC. So the total exposure on a full drawn SBIC would be $65 million of equity capital and we’re there yet. Presently we only have $18 million of equity capital on our SBIC.

But your maximum exposure would be your equity commitment to the SBIC. And then that debt comes with no covenants. You just need to make your payments on the debt and it has a 10-year maturity and the most recent polling was about 4.1 percent. So in the realm of risk those are pretty low risk debt options for us.

Steve Bacica:	Yes, and Rick I would just add to that the SBIC doesn’t count against the asset coverage ratio from a BDC standpoint.

Rick Fearon:	Understood. I didn’t realize it comes without covenants. That is unique. Presumably you can you know talk some real safe senior type investments in there and not think about them again.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Steven Tunney:	Well, I think, in this market opportunity we’re focusing on – we’re very cognizant of making sure that we’re deploying assets that we feel are good and provide value for our shareholders.

Rick Fearon:	OK. Well you know you’re trading back down around 75 percent of NAV. And it would seem to me that it certainly is a shareholder feel sort of premature to be asked to approve a blank check for issuing below NAV with a stock that to me still represents an extraordinary opportunity.

And you know the $8.16 NAV current mark seems low as well. It seems that there would be some additional appreciation to the NAV. So the dialogue about issuing at equity this point just feels sort of premature.

Steven Tunney:	Well, what I would ask you to consider is number one you know whether we’re effective stewards or not. And as I’d like to remind you in my remarks, we had this approval – a similar type of approval with respect to the ability to issue similar level shares for convertible debt offerings that the company could do last year.

And things at the beginning of last year were pretty tough and we did not pursue that option because we did not think that was in the best interest of our shareholders. And I hope you would conclude with the way that we’ve comported ourselves throughout this cycle that we’re good stewards and we’ll make good choices with respect to that issue whether or not we take advantage of it.

Because it impacts you for the next year OK. And it is not an unlimited bite at the apple. It is limited to 15 percent of our shares. And I’ve stated unequivocally that I’m not issuing it at our current discount to NAV for that matter in the zip code of this level. So once again, we will be good stewards. It takes the approval of our independent directors to conclude that such an issuance is in the best interest of our shareholders.

And with so much cash left to deploy this thing isn’t really top of mind for us. But I can imagine come you know early next year, if we’ve deployed everything and we’ve really improved the share price there could be an instance where it could make sense.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Rick Fearon:	Well, it would certainly feel a lot better as a shareholder if that were part of the criteria. You know you stated that it would not be below a certain discount to NAV because then it’s real – then it is real clear. And I guess you know there’s a situation where you if you have the opportunity to buy back some more debt at 53 cents on the dollar I’d say sell the equity now if you needed because that is unusual.

Steven Tunney:	But then the opportunity goes away because you’ve got to go through a shareholder vote to get the approval. So you either have to empower management and the board to make those decisions or you don’t.

And just to put you know to frame it big picture let’s say you’re at 90 percent of NAV and you sold 15 percent at 90 percent that’s equity dilution of one-and-a-half percent. It’s 10 percent of 15 percent. It’s a very small modest impact on the net asset value a those kind of levels.

Rick Fearon:	Yes, understood. I mean it is hard to know what the future will hold. I think the paradox is if you went out and you raised the equity successfully because you needed it to buy back the debt at 50 cent on the dollar that opportunity would be gone the day you raise the equity anyway.

Steven Tunney:	Precisely.

Rick Fearon:	So I mean I’m not sure I can envision a scenario where I would like you know as a shareholder and obviously I’m speaking on behalf of our organization but seeing you issue equity at these levels. So that would be, I guess, my comment is certainly as a shareholder to know that it wouldn’t be below a certain discount to NAV would sit a lot better than a blank check request.

Steven Tunney:	Understand. We’ll be communicating more fully the rationale and the reasoning. And we will be on a shareholder outreach program over the next three weeks so hopefully we can schedule a visit and spend more time on this with you in person.

MCG CAPITAL CORPORATION

Moderator: Steven Tunney

05-04-10/10:00 a.m. CT

Confirmation # 72231345

Rick Fearon:	OK. Well, I want to thank you for having been good stewards of our capital and great improvement with the company. And we remain excited to be shareholders and appreciate your management.

Steven Tunney:	Great. Thank you very much. Time for one more call, please.

Operator:	Our final question comes from Vernon Plack from BB&T Capital Markets.

Vernon Plack:	Yes, hi. I just wanted to confirm you mentioned this earlier but you had one new investment go on non-accrual and that was the series B.

Steve Bacica:	Yes, sub debt B Jet Plastica. That’s right, Vernon.

Vernon Plack:	And did that account for the – with the write down of 7.6 million in Jet Plastica? Was that all taken out of that B piece?

Steven Tunney:	Yes. I mean it’s all directly related. Basically, the loan has been cash paying but we have a higher standard for controlling investments. And with that level of mark on that particular security we put that security on non-accrual as a result of that mark that we took.

Vernon Plack:	OK. And has there been anything taken off an non-accrual during the quarter?

Steve Bacica:	No.

Steven Tunney:	No.

Vernon Plack:	OK. All right, great, thank you very much.

Steve Bacica:	Thank you.

Steven Tunney:	Thank you very much. And we look forward to speaking with you again soon.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all disconnect. Everyone have a great day.

END